EXHIBIT 3

SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (the “Second Amendment”) is made as of August 10, 2006, by and between Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and U.S. Stock Transfer Corporation (the “Rights Agent”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement dated as of July 24, 2002, as amended by a First Amendment to Amended and Restated Rights Agreement dated October 17, 2005 (the “Rights Agreement”);

WHEREAS, the Distribution Date has not yet occurred; and

WHEREAS, the Final Expiration Date is August 23, 2006; and

WHEREAS, the Board of Directors has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth below and directs that this Second Amendment be adopted to extend the Final Expiration Date to August 23, 2016 by resolution approved on July 25, 2006; and

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of holders of Common Shares.

NOW, THEREFORE, the parties agree to amend the Rights Agreement as follows:

1.             The definition of “Final Expiration Date” set forth in Section 1(i) of the Rights Agreement shall be restated in its entirety to read as follows:

“(i) ‘Final Expiration Date’ shall mean August 23, 2016.”

2.             Except as set forth herein, the Rights Agreement shall remain in full force and effect, and terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date and year first above written.

SONUS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Michael A. Martino
	Name:	Michael A. Martino
	Title:	President and Chief Executive Officer

U.S. STOCK TRANSFER CORPORATION

By:	/s/ William Garza
	Name:	William Garza
	Title:	Vice President